Exhibit 10.6

SECOND AMENDMENT TO REDEVELOMENT AGREEMENT

THIS SECOND AMENDMENT TO REDEVELOPMENT AGREEMENT (this “Second Amendment”) is made as of March    , 2005 to be effective as of November 26, 2004 (the “Second Amendment Effective Date”) by and between the NEW JERSEY SPORTS AND EXPOSITION AUTHORITY, a public body corporate and politic with corporate succession and having an address at Meadowlands Sports Complex, 50 State Route 120, East Rutherford, New Jersey 07073 (the “Authority”), and MEADOWLANDS MILLS/MACK-CALI LIMITED PARTNERSHIP, a Delaware limited partnership, having an address at c/o The Mills Corporation, 1300 Wilson Boulevard, Suite 400, Arlington, Virginia 22209, and its permitted successors and assigns (the “Developer”).  The Developer and the Authority are referred to herein individually as a “Party” and collectively as the “Parties”.

Background

A.            Pursuant to the terms of that certain Redevelopment Agreement dated as of December 3, 2003, as amended by that certain First Amendment to Redevelopment Agreement dated as of October 5, 2004 (as amended, the “Redevelopment Agreement”), the Parties agreed to certain terms and conditions for the redevelopment of a portion of the Meadowlands Sports Complex with a mixed use entertainment, retail, office and hotel project.  Capitalized terms used but not otherwise defined in this Second Amendment shall have the meanings given to such terms in the Redevelopment Agreement.

B.            During the course of obtaining certain Development Approvals, the Parties participated in the statutory consultation process mandated by Section 23 and Section 5x of the Enabling Legislation.  This consultation process concluded with the issuance of that certain report entitled “Hearing Officers’ Report and Recommendations in the Matter of the Hearings Held on the Proposed Meadowlands Xanadu Redevelopment Project (April 26-30, 2004)” by the New Jersey Department of Environmental Protection and New Jersey Meadowlands Commission (the “Hearing Officers’ Report”).  Following the issuance of the Hearing Officers’ Report, the New Jersey Department of Environmental Protection issued an Order dated October 1, 2004 amending certain of the recommendations set forth in the Hearing Officers’ Report and requiring that the Parties enter into an amendment to the Redevelopment Agreement not later than sixty (60) days following the issuance of the Order.

C.            The Parties wish to amend the Redevelopment Agreement to modify certain terms and conditions thereof in the manner consistent with the requirements of the Hearing Officers’ Report and Order.

Agreement

NOW THEREFORE, in consideration of the promises and mutual obligations of the Parties hereto and such other good and valuable consideration, the receipt and sufficiency are hereby acknowledged, the Parties intending to be legally bound hereby do hereby covenant and agree with each other as follows:

SECTION 1.         Amendments.  Section 7.2 of the Redevelopment Agreement is amended so that the following is added as the second paragraph of that Section:

“Developer and the Authority agree to implement their respective tasks described in the findings of fact and recommendations in the Hearing Officers’ Report and Recommendations dated August 19, 2004 which are part of the consultation process required by Sections 5:10-5x and 5:10-23 of the Enabling Legislation, as modified by the Order dated October 1, 2004 of the Commissioner of the NJDEP.  The persons responsible for the respective tasks are identified in Exhibit “A” to that certain Second Amendment to Redevelopment Agreement dated as of March 15, 2005 to be effective as of November 26, 2004 by and between the Authority and the Developer.”

SECTION 2.         General Provisions.

(a)           Governing Law.  This Second Amendment shall be governed by and construed in accordance with the laws of the State of New Jersey.

(b)           Entire Agreement.  This Second Amendment constitutes the entire agreement between the parties hereto and may not be modified except by a written instrument executed by the parties hereto.

(c)           Captions.  Paragraph headings are used herein solely for reference purposes and are not to be construed as part of this Second Amendment.

(d)           Counterparts.  This Second Amendment may be executed in counterpart copies, each of which shall constitute an original but all of which together shall constitute one and the same instrument.

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment as of the date first written above.

NEW JERSEY SPORTS AND EXPOSITION AUTHORITY		MEADOWLANDS MILLS/MACK-CALI LIMITED PARTNERSHIP

		By:	Meadowlands Mills Limited Partnership,
By:	/s/ George R. Zoffinger		its Managing General Partner
	George R. Zoffinger		By:	Meadowlands Mills, L.L.C.,
	President			its Managing General Partner
By: The Mills Limited Partnership,
its Manager
By: The Mills Corporation, its General Partner

			By:	/s/ James F. Dausch
James F. Dausch
President-Development Division

		By:	Mack-Cali Meadowlands Special L.L.C.,
General Partner
			By:	Mack-Cali Realty, L.P., sole member
				By:	Mack-Cali Realty Corporation,
general partner

			By:	/s/ Mitchell E. Hersh
Mitchell E. Hersh
Chief Executive Officer

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EXHIBIT A

Responsibility for Hearing Officers’ Recommendations

The Developer shall be responsible to respond to all of the recommendations and requirements in Article II – Findings of Fact and Recommendations in the Hearing Officer’s Report and Recommendations dated August 19, 2004, as modified by the Order dated October 1, 2004 issued by the Commissioner of the NJDEP, except for the following items which shall be the responsibility of the Authority to undertake, either wholly or partially, as indicated:

Quarterly Reports.  Joint responsibility with the Developer for quarterly progress reports to the NJDEP and NJMC.

Recommendation 4c. Installation of trash racks, if necessary.

Recommendation 9a.  Regional Traffic Study Prepare and submit the regional traffic analysis and a regional transportation improvement plan to the Hearing Officers and NJ DOT.

Recommendation 9g.  Cooperation with the Developer in its preparation of a final parking management plan.

Recommendation 9i. Cooperation with the Developer in its work with NJ Transit and other private carriers to provide bus service to the Project Site in addition to the bus service in the area around the Arena Site.

Recommendations 9k and 9l.  Clarification that the Commissioner’s Order dated October 1, 2004 stating that a portion of event ticket fees collected at the Sports Complex and/or Meadowlands Xanadu are not required to be used to fund mass transit or local roadway improvements also applies to parking fees.

Recommendation 12a.  Submission of an executed copy of the PILOT agreement to the NJMC Chief Fiscal Officer

Recommendation 12b.  Cooperation with the Developer in its preparation of emergency action plans and response protocols.

Recommendation 12c.  The contribution to the NJMC Municipal Assistance Program shall be made by the Authority from the Tenant PILOT Payment made by the Developer in compliance with the Master Ground Lease between the Authority and the Developer dated October 5, 2004.

Recommendation 16a.  Provision of financial assistance to the NJMC by a one time contribution with respect to claimed prior obligations.

Recommendation 17.  Renewal of the existing NJPDES permit for surface water discharges and modification of the drainage area for the Meadowlands Xanadu Redevelopment project served by Lagoon 3.

For purposes hereof, Developer acknowledges and agrees that cooperation by the Authority shall not be construed to alter, diminish or otherwise modify in any respect the discretion of the Authority under the Redevelopment Agreement and the Project Agreements in considering any matter that is subject to the approval of the Authority, including, without limitation, those matters that are subject to Authority approval pursuant to Section 6.2 of the Redevelopment Agreement.